WELSH, CARSON, ANDERSON & STOWE VII, L.P.
                         WCAS CAPITAL PARTNERS III, L.P.



                                  July 8, 1997




CDSI Holding Corporation
320 Park Avenue, Suite 2500
New York, N.Y. 10022

                           Control Data Systems, Inc.
                           --------------------------

Dear Sirs:

                  We refer to the Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement") among CDSI Holding Corporation, a Delaware corporation ("Holding"), CDSI Acquisition Corp., a Delaware corporation ("Acquisition"), and Control Data Systems, Inc., a Delaware corporation (the "Company"), providing for a tender offer by Acquisition for all the issued and outstanding capital stock of the Company and the subsequent merger of Acquisition with and into the Company. Terms used herein which are defined in the Merger Agreement and not otherwise defined herein shall have the respective meanings assigned to them therein. The undersigned, Welsh, Carson, Anderson &
Stowe VII, L.P., a Delaware limited partnership ("WCAS VII"), is the sole stockholder of Holding, and Acquisition is a wholly-owned subsidiary of Holding. The undersigned WCAS Capital Partners III, L.P., a Delaware corporation ("WCAS CP III" and, collectively with WCAS VII, the Partnerships) is under common control with WCAS VII.

                  This  will  confirm  our  agreement   that,   (i)  subject  to
satisfaction of the Minimum Condition and the other conditions set forth in Annex I to the Merger Agreement, the Partnerships will provide (or cause to be provided) cash financing to Holding, for transfer to Acquisition, in an amount sufficient to permit Acquisition to purchase and pay for all Shares tendered in the Offer, and (ii) subject to satisfaction of the conditions to the obligations of Holding and Acquisition contained in Section 7.01 of the Merger Agreement, the Partnerships will provide (or cause to be provided) cash financing to Holding in an amount sufficient to permit it to convert the Shares (other than Shares then held by Acquisition) to cash in the Merger, in each case up to the maximum amount of financing for each Partnership hereinbelow provided.

                  The form of the securities to be acquired by the Partnerships in connection with such financing shall be determined by the Partnerships and CDSI in their discretion, subject to compliance with applicable laws, but the amount of financing so provided (or caused to be provided) by WCAS VII shall not exceed $200 million, and the amount so provided (or caused to be provided) by WCAS CP III shall not exceed $100 million. The obligation of the Partnerships to provide (or cause to be provided) such financing shall be several and not joint, but no failure by one Partnership shall relieve the other of its obligations hereunder. In the event that WCAS VII or WCAS CP III shall arrange for other parties to provide a portion of the financing committed for by it hereunder, any such arrangement shall not relieve such Partnership from its obligations hereunder, subject only to the conditions hereinbefore stated, to provide (or cause to be provided) such financing.

                  This letter is intended to be for the benefit of the Company, and may be enforced by the Company as a third-party beneficiary. This letter shall be governed by and construed in accordance with the laws of the State of New York.


                                Very truly yours,

                                WELSH, CARSON, ANDERSON & STOWE
                                  VII, L.P.
                                By WCAS VII PARTNERS, L.P., General
                                  Partner



                                By   /s/ Thomas E. McInerney
                                     ------------------------------------------
                                           General Partner

                                WCAS CAPITAL PARTNERS III, L.P.
                                By WCAS CP III ASSOCIATES L.L.C.,
                                           General Partner



                                By   /s/ Thomas E. McInerney
                                     ------------------------------------------
                                           Managing Member